EXHIBIT 5.1
June 30, 2006
Oakley, Inc.
One Icon
Foothill Ranch, CA 92610

Re:	Registration Statement on Form S-8
Relating to Oakley, Inc. 1995 Stock Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to Oakley, Inc. (the “Company”) in connection with the preparation of the above referenced registration statement (the “Registration Statement”) relating to the registration of the shares of common stock of the Company, par value $0.01 per share (the “Shares”), which may be issued in connection with the above-referenced plan (the “Plan”). In connection therewith, we have reviewed the Registration Statement, the Company’s Articles of Incorporation, Bylaws, minutes of appropriate meetings of the Board of Directors of the Company, a copy of the Plan and such other documents and records as we deem necessary in order to express the opinions set forth below.
     Based on that review, it is our opinion that the Shares will be, when issued and sold pursuant to and in accordance with the terms of the Plan, validly issued, fully paid and non-assessable under Washington law.
     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

PRESTON GATES & ELLIS LLP

/s/ Preston Gates & Ellis LLP